EXHIBIT 10.8


                             PURCHASE ORDER


  PURCHASER:               MANSUR INDUSTRIES INC. ("Mansur' or "Purchaser")


  SUPPLIER:                EMJAC INDUSTRIES INC. ("Emjac" or "Supplier')

  PRICE:                   $619.00 PER MODEL 500/570 UNIT;
                           for up to the first 1,000 collective units, $743.92 per unit.
                           $754.34 PER MODEL 550/555 UNIT;
                           for up to the first 1,000 collective units, $906.66 per unit.
                           Prices for up to the first 1,000 collective units is subject to Emjac's agreement to use its best efforts to reduce manufacturing costs and reduce the price of the units to which the higher price is applicable at the earliest opportunity. The price per unit shall be reduced by $168.01 ($99.00 per unit for the holding tank and $68.01 per unit for the wash tank) upon the completion and integration of plastic/nylon tanks supplied by Mansur. All prices FOB Emjac's warehouse.

  GOODS AND
  PRODUCTS:                See Exhibit "A" attached hereto

  PAYMENT
  TERMS: $150,000.00 advance payment upon acceptance by Mansur of the prototype machine (the "Advance"), of which $50.00 shall be applied as advance partial payment on each of the first 3,000 units. Balance on completed inventories payable net 15 days from date of invoice.


  PROTOTYPE:               One prototype machine (the "Prototype Machine") to
                           be delivered by Emjac to Mansur no later than June
                           7, 1996. This Purchase Order is subject to acceptance of the Prototype Machine by Mansur, after Emjac makes all necessary changes or adjustments required to meet product specifications and Mansur standards.


  DELIVERY:                Goods must be  completed  and ready for  delivery in
                           accordance  with the  schedule of delivery Exhibit
                           "B" attached hereto. Delivery to be made promptly upon notification from Mansur, as directed by Mansur.
                           Delivery is not included in Purchase Price.

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TERMS AND
CONDITIONS:                1.  Time is of the essence in Supplier's performance.
                               If Supplier does not complete and deliver Goods by the dates specified herein, subject to the timely delivery by Purchaser of (i) the necessary manufacturing specifications and drawings and
                               (ii) the proper direct materials and component parts free of any defects, the Purchase Price shall be reduced by 10% on those units delivered late. Purchaser reserves the right to procure elsewhere, in whole or in part, any goods which Supplier fails to deliver or provide in strict accordance with the agreed delivery schedule. In such event, Purchaser shall be entitled to recover from Supplier any additional costs incurred by Purchaser.

                           2. If Purchaser, at Purchaser's discretion, does not approve the Prototype Machine and Supplier does not promptly make changes to make the Prototype Machine acceptable to Purchaser, Purchaser shall not be obligated to purchase goods from Supplier, and Supplier shall immediately refund to Purchaser all payments made by Purchaser, less Supplier's cost of making the Prototype Machine, not to be in excess of $1,000.00.

                           3. Certain specifications and drawings for the Products have been furnished by Purchaser to Supplier, receipt of which is hereby acknowledged by Supplier, and shall continue to be routinely furnished by Purchaser to Supplier as required, such specifications and drawings to remain the sole property of the Purchaser including any and all improvements, changes and/or modifications with respect to the Products listed on Schedule A.

                           4. Supplier will manufacture in its own factory and sell exclusively to Purchaser the Products on the basis of Purchaser's specifications and drawings, and incorporating such changes and improvements therein as the parties may agree upon from time to time. The parties agree that final assembly, inspection and packing will at all times be done by Supplier in its own factory.

                           5. Manufacturing services provided by Supplier shall include all sheet metal fabrication, painting, final assembly, testing all manufactured component parts and final quality and performance assurance testing. All sheet metal costs are included in the manufacturing fee; however, if the cost of sheet metal increases or decreases during the term hereof, the fee shall be adjusted accordingly, on a dollar for dollar basis, using a base price for the purpose of this provision of $0.30 per pound, excluding an agreed 20% markup by Emiac on direct materials purchased by Emjac.

                           6. All component parts and materials shown on the plans or specifications as being supplied by Purchaser shall be installed or assembled by Supplier in the Products without markup.



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                           7.  Purchaser shall be responsible for all hard
                               tooling required for manufacturing operations. Supplier shall advise Purchaser in advance of the estimated cost of all hard tooling. Upon approval of Purchaser, Purchaser shall be responsible for payment therefor. Upon such payment, all hard tooling shall be and remain the property of Purchaser and shall be delivered to Purchaser at its request.

                           8. At no expense to Purchaser, Supplier shall prepare a full set of manufacturing drawings to ANSI standards. All drawings shall be and remain the property of Purchaser and shall be delivered to Purchaser at its request.

                           9. Supplier expressly warrants and guarantees, in addition to all other statutory and implied warranties and guarantees, that all Products shall be (i) of the highest quality and in strict compliance with all applicable specifications, samples, or other descriptions furnished and approved by Purchaser; (ii) free from defects in material and workmanship; and (iii) fit and sufficient for their intended purposes.

                          10. Supplier shall not assign this contract without Purchasers prior written consent. This Contract shall be governed by Florida law and Supplier submits to jurisdiction and venue in Dade County, Florida.

                          11. Purchaser reserves the right to terminate the contract for its own convenience, in whole or in part, for any reason. In the event of such termination for convenience, Supplier shall comply with all requirements of Purchaser and agrees that its compensation shall be limited to only those costs, if any, which shall have been incurred in the manufacture of the goods through the date of termination. Notwithstanding the foregoing, if the termination occurs prior to the delivery of 3,000 Units, Emjac shall be entitled to full payment for units produced through the date of termination and retain any unapplied Advance as liquidated damages.

                          12. Supplier shall provide standard shipping skids and shrink wrap units so as to meet all requirements of sale carriage and transportation at no charge to the Purchaser. Any special crating, boxing or other special packaging requirements shall be paid for by the Purchaser. Risk of loss shall be with Supplier until delivery is received and accepted by Purchaser.

                          13. Nothing in this Agreement shall prevent the Purchaser from purchasing Products of the kind contemplated by this Agreement from persons other than the Supplier, whether or not such others shall be in competition with Supplier.


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                          14.  Supplier hereby agrees, upon the request of
                               Purchaser, to cooperate in obtaining all Underwriter Laboratories (UL) multiple listings required or desirable in connection with the manufacture and sale of the Products and to execute and deliver such other documents, and take such other action, as shall be reasonably requested to carry out the transactions contemplated by this Agreement.

                           15. Supplier understands and acknowledges that the
                               Products are proprietary to Purchaser and hereby covenants, warrants and represents to Purchaser that, during the Term of this Agreement and for all periods without limitation following its termination: (i) all Products manufactured by it hereunder, including the Prototype Machine, shall not be sold, delivered or otherwise disposed of, by Supplier or any of its Affiliates or Subsidiaries, to any individual or entity except Purchaser; (ii) the design, the specifications and drawings for such Products shall not be sold, delivered or otherwise disposed of, by Supplier or any of its Affiliates or Subsidiaries, to any individual or entity except Purchaser; and (iii) all materials and information provided by Purchaser to Supplier shall remain the property of Purchaser and shall be maintained as confidential and not disclosed to any person or entity without the express written consent of Purchaser.

                          16. Purchaser retains all rights to all trademarks, trade names and proprietary information relating to the Product. The Confidentiality Agreements by and between Purchaser and Emjac, Emile Dorta personally and David Dorta personally dated February 1, 1996 shall remain in full force and effect.

             WITNESS the due execution hereof as of the 7th day of May, 1996.

                                     SUPPLIER:
                                     EMJAC INDUSTRIES INC.



                                     By:______________________________________
                                        Emile Dorta, President



                                     PURCHASER:
                                     MANSUR INDUSTRIES INC.



                                     By:______________________________________
                                        Paul I. Mansur, Chief Executive Officer



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                                    EXHIBIT A

                                    PRODUCTS

3,000 Assorted Units

SYSTEMONE RECYCLING PARTS WASHERS

MODEL 500
MODEL 550
MODEL 555
MODEL 570




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                                    EXHIBIT B
                              SCHEDULE OF DELIVERY


                    Minimum          Maximum
Month                 Units            Units

August 1996             100              100
September               100              200
October                 100              300
November                200              400
December                200              500

January 1997            200              500
February                300              500
March                   300              500
April                   300              500
May                     400              500
June                    400              500
July                    400              500

TOTAL                  3000             5000



Emjac shall deliver units in accordance with the minimum units schedule. Mansur shall notify Emjac, no less than 60 days prior to the scheduled delivery month, of any increase in units ordered over the minimum unit level, up to the maximum units indicated above for the respective scheduled month.